                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            CORAM HEALTHCARE CORPORATION

     ---------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

     ---------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                                           CORAM HEALTHCARE LOGO

Donald J. Amaral
Chairman of the Board and Chief Executive Officer

                                                                    May 21, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Coram Healthcare Corporation (the "Company"), which will be held on Wednesday, June 24, 1998 at 12:00 noon local time, at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report to the stockholders on the operations of the Company. I hope that you will be able to attend.

     Whether or not you plan to be at the meeting, please be sure to complete, date, sign and return the proxy card enclosed with this letter and the accompanying Proxy Statement as promptly as possible so that your shares may be voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the Inspector of Election for the meeting.

                                          Sincerely,

                                          /s/ DONALD J. AMARAL

                                          DONALD J. AMARAL
                                          Chairman of the Board and
                                            Chief Executive Officer

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 2100
                             DENVER, COLORADO 80202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 1998

To the Stockholders of Coram Healthcare Corporation:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company"), will be held on Wednesday, June 24, 1998, at 12:00 noon local time, at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado (the "Meeting"), for the following purposes:

          (1) To elect six directors to serve until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

          (2) To approve the proposed issuance of the Company's Series B Senior Subordinated Convertible Notes, convertible into common stock, par value $.001 ("Common Stock"), of the Company pursuant to the terms of a Securities Exchange Agreement among the Company, Cerberus Partners, L.P., Goldman Sachs Credit Partners, L.P. and Foothill Capital Corporation;

          (3) To approve an amendment to the Company's 1994 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 7,600,000 to 10,000,000;

          (4) To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the Company's 1998 fiscal year; and

          (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

     These matters are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company has fixed the close of business on April 29, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting, at the Company's corporate offices located at 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                            By order of the Board of Directors,

                                            /s/ RICHARD M. SMITH

                                            Richard M. Smith, President and
                                            Secretary

Denver, Colorado
May 21, 1998

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 2100
                             DENVER, COLORADO 80202
                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 24, 1998
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company"), to be used at the 1998 Annual Meeting of Stockholders of the Company to be held on Wednesday, June 24, 1998 at 12:00 noon, local time, at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to the holders of the Company's common stock, $.001 par value per share (the "Common Stock"), on or about May 21, 1998. The Company's Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1997, is being mailed or delivered concurrently with this Proxy Statement to stockholders entitled to vote at the Meeting.

     Stockholders of the Company represented at the Meeting will consider and vote upon (i) the election of six directors to serve on the Board of Directors of the Company (the "Board of Directors") until the 1999 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified; (ii) the approval of the proposed issuance of the Company's Series B Senior Subordinated Convertible Notes (the "Series B Notes"), convertible into Common Stock, pursuant to the terms of the Securities Exchange Agreement among the Company, Cerberus Partners, L.P., Goldman Sachs Credit Partners, L.P. and Foothill Capital Corporation dated May 6, 1998 (the "Securities Exchange Agreement"); (iii) the approval of an amendment to the Company's 1994 Stock Option/Stock Issuance Plan (the "1994 Stock Option Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 7,600,000 to 10,000,000; (iv) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and
(v) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     The enclosed proxy provides that each stockholder may specify that his or her shares be voted "FOR" the election of the named nominees to the Board of Directors or that authority to vote such shares be "WITHHELD" as to all nominees or any individual nominee or nominees; and voted "FOR," "AGAINST" or "ABSTAIN" from voting with respect the approval of the proposed issuance of the Series B Notes pursuant to the terms of the Securities Exchange Agreement, the amendment to the 1994 Stock Option Plan and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. If no specification is made, proxies will be voted FOR each of the proposals described herein and FOR each of the nominees for director named herein. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. The affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter will be the act of the Company's stockholders as to all matters that will come before the Meeting, except with respect to the election of directors as to which the six nominees receiving the highest number of votes will be elected. In accordance with the rules of the New York Stock

Exchange (the "NYSE"), broker non-votes will not be counted and will be treated as not present for purposes of calculating the vote on a proposal for which no specification is made in the proxy. Abstentions will be counted in tabulations of the votes cast on proposals presented to stockholders. Therefore, an abstention is the equivalent of a vote against a proposal. Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a stockholder who has signed a proxy does not alone revoke a proxy. Any proxy may be revoked by any stockholder who attends the Meeting and gives oral notice of his or her intention to vote in person without compliance with any other formalities. Any stockholder who executes and returns a proxy may revoke it by executing a subsequent proxy or by giving written notice of revocation to the Secretary of the Company at any time before it is voted at the Meeting. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting. As of the date hereof, the Company is not aware of any such matters.

     The Company has fixed the close of business on April 29, 1998 as the record date for determining the holders of its Common Stock who will be entitled to notice of and to vote at the Meeting (the "Record Date"). On that date, the Company had issued and outstanding 48,809,749 shares of its Common Stock which are the only outstanding shares of capital stock of the Company having general voting rights. Holders of the Company's Common Stock are entitled to one vote for each share owned of record on each matter to come before the meeting.

     Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and employees of the Company and by MacKenzie Partners, Inc. Other than MacKenzie Partners, Inc., which shall receive a proxy solicitation fee of approximately $5,000, such persons will receive no additional compensation for any solicitation activities. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card, and of soliciting proxies.

     Boston EquiServe, the transfer agent and registrar for the Common Stock, has been appointed by the Board of Directors to serve as Inspector of Election at the Meeting (the "Inspector"). All proxies and ballots delivered to the Inspector shall be kept confidential by the Inspector.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six directors are to be elected and qualified at the Meeting. In the absence of written instructions to the contrary, proxies representing shares of Common Stock will be voted FOR the election of each of the persons listed below as directors of Coram for a term commencing on the date of the Meeting and continuing until the 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. In the event that any nominee for director should become unavailable or declines to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, FOR an additional nominee designated by the Nominating Committee of the Board of Directors. As of the date of this Proxy Statement, the Board of Directors has no knowledge that any of the persons named will be unavailable or will decline to serve. None of the nominees has any family relationship among themselves or with any executive officer of Coram.

     THE CORAM BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW TO SERVE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

     Information is set forth below concerning the nominees for election as directors of Coram. With the exception of Stephen A. Feinberg, all of the nominees for election as directors at the Meeting are incumbent directors of Coram. Each nominee has furnished information as to his beneficial ownership of Common Stock as of March 31, 1998, and, if not employed by Coram, the nominee's principal occupation and business experience. Each nominee has consented to being named in this Proxy Statement as a nominee for director of Coram and has agreed to serve as a director of Coram if elected. Except as provided below, none of the nominees for director entered into any arrangement or understanding pursuant to which such person was to be selected as a director or nominee for director.

            NAME                 AGE         POSITION WITH CORAM         DIRECTOR SINCE
            ----                 ---         -------------------         --------------
Donald J. Amaral.............    45     Chairman of the Board and
                                        Chief Executive Officer               1995
William J. Casey.............    53     Director                              1997
Stephen A. Feinberg..........    38     Director                                --
Richard A. Fink..............    43     Director                              1994
Stephen G. Pagliuca..........    43     Director                              1994
L. Peter Smith...............    49     Director                              1994

     Mr. Amaral was appointed Chairman of the Company's Board of Directors on September 16, 1997. Mr. Amaral has served as a director and Chief Executive Officer of the Company since October 13, 1995 and served as President from October 1995 through December 1997. Previously, he was President and Chief Operating Officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Mr. Amaral is also a member of the Board of Directors of Meditrust Corporation and CareMatrix Corporation.

     Mr. Casey has served as a director of Coram since September 1997. Since 1983, Mr. Casey has served as a consultant in the healthcare industry, specializing in hospital management evaluation, hospital planning, managed care contracting and turnaround services. From 1986 to the present, Mr. Casey has also served as Contract Administrator for Emergency Department Physicians' Medical Group, Inc. and its affiliated medical groups, which provide physician services to non-governmental facilities. In addition, from 1988 to the present, Mr. Casey has served as Contract Administrator for NP Medical Group, Inc., which provides physician services to government facilities. Mr. Casey also serves as a director of TriCounties Bank.

     Stephen A. Feinberg was nominated for election as a director of Coram in connection with the Meeting. Mr. Feinberg has actively managed separate pools of capital since 1985. In December 1992, he founded Cerberus Partners, L.P., a securities fund making investments in publicly traded and private debt, trade claims, large and middle market bank loans, distressed real estate and public and private equity, including post bankruptcy equity. Mr. Feinberg is Managing Member of Cerberus Associates, L.L.C., the General Partner of Cerberus Partners, L.P. Cerberus Associates, L.L.C. is affiliated with Feinberg Management, L.P., which is its research and administrative entity. In January 1996, Mr. Feinberg founded Styx Partners, L.P., a distressed securities fund investing only in senior secured bank debt and originations of secured loans to distressed companies, and co-founded The Long Horizons Fund, L.P. Mr. Feinberg is being nominated pursuant to the right of the noteholders under the Securities Exchange Agreement to designate one member of the Board of Directors. Mr. Feinberg has agreed to resign from the Board of Directors if the transactions contemplated thereby are not consummated or the Securities Exchange Agreement is otherwise terminated. Upon such resignation, pursuant to the Company's Bylaws, the remaining directors will have the power to fill the vacancy created thereby.

     Mr. Fink has served as a director of Coram since July 1994. Mr. Fink has been a partner of the law firm of Brobeck, Phleger & Harrison LLP since October 1987.

     Mr. Pagliuca has served as a director of Coram since July 1994. Mr. Pagliuca founded Information Partners, a venture capital and management buyout company based in Boston, Massachusetts, in 1989 and has been Managing Director since that time, focusing on health care and information industry private-equity investment opportunities. Mr. Pagliuca is also the Chairman of the Board for Wesley Jensen Corporation and serves on the boards of Dade International, Physicians Quality Care, Inc., Vivra, Inc. and Physio Control, Inc.

     Mr. L. Peter Smith has served as a director of Coram since July 1994. Between November 1993 and July 1994, Mr. Smith was a director of Medisys, Inc. Mr. Smith served as the Managing Partner of AllCare Health Services, Inc., which was acquired by Medisys in December of 1992. Mr. Smith is also Chief Executive Officer and serves on the Board of Directors of Ralin Medical, Inc., a company specializing in cardiac disease management. Mr. Smith also serves on the Board of Directors of Sabratek Corporation and AMSYS, Inc.

                MEETINGS AND COMMITTEES OF THE BOARD DURING 1997

     During 1997, the Company's Board of Directors initially consisted of the following seven persons: James M. Sweeney, who served as the Chairman of the Board, Donald J. Amaral, Richard A. Fink, Andrew J. Nathanson, L. Peter Smith, Stephen Pagliuca and Dr. Gail Wilensky. Mr. Nathanson, a designee of the former holders of the Company's Subordinated Rollover Notes, resigned from the Board in May 1997 concurrent with the transfer of such notes, which terminated the rights of the holders thereof to nominate one member of the Board of Directors. Dr. Wilensky resigned from the Board effective July 31, 1997, and Arne T. Alsin was appointed on August 4, 1997 to fill the vacancy created by her departure. Mr. Sweeney did not seek reelection to the Board at the 1997 Annual Meeting of Stockholders. Mr. William Casey was elected as a new board member at the Company's 1997 Annual Meeting of Shareholders and all the remaining board members were re-elected at that time. Mr. Amaral was elected to the position of Chairman of the Board at that time. Mr. Alsin resigned from the Board effective December 18, 1997.

     The Coram Board of Directors met 16 times during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Coram Board of Directors held subsequent to the date of their election or appointment to the Board and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, a Compliance and Quality Assurance Committee and an Executive Committee.

     Audit Committee. From January 1997 through August 1997, the Audit Committee consisted of Messrs. L. Peter Smith and Pagliuca, each a non-employee director of Coram. In September 1997, the Board appointed Messrs. Alsin, Casey and L. Peter Smith to the Audit Committee. The Audit Committee's principal functions are: (i) to recommend to the Board of Directors the independent public accountants to be engaged by Coram and to arrange or approve the details of their engagement, including the remuneration to be paid; (ii) to review with the independent public accountants Coram's general policies and procedures with respect to audits and accounting and financial controls, the general accounting and reporting principles and practices applied in preparing the financial statements and conducting financial audits of Coram, and to recommend to management changes or improvements therein; and (iii) to perform such other functions as the Board of Directors may from time to time designate. The Audit Committee met three times during the fiscal year ended December 31, 1997.

     Compensation Committee. From January 1997 through August 1997, the Compensation Committee consisted of Messrs. Fink and Pagliuca, each a non-employee director of Coram. In September 1997, the Board appointed Messrs.
L. Peter Smith and Pagliuca to the Compensation Committee. The Compensation Committee's principal functions are: (i) to recommend to the Coram Board of Directors the salaries and other terms of employment for the senior executive officers of Coram and make recommendations to the Coram Board of Directors with respect to proposals for new benefits, incentive plans or programs and (ii) to administer the Company's Stock Option Plan and grant stock options and stock issuances thereunder to all eligible individuals, including members of the executive and managerial group. The Compensation Committee met twice during the fiscal year ended December 31, 1997. In addition, the Compensation Committee took action by written consent four times during the fiscal year ended December 31, 1997.

     Nominating Committee. From January 1997 through August 1997, the Nominating Committee consisted of Mr. Amaral and Mr. Sweeney. In September 1997, the Board appointed Messrs. Amaral and L. Peter Smith to serve on the Nominating Committee. The Nominating Committee's principal function is to nominate persons for election to the Board of Directors at Coram's annual stockholder meetings or for vacancies if and as they arise. The Nominating Committee will consider nominations made by a stockholder provided that such stockholder complies with certain procedures set forth in the Bylaws of the Company. Such stockholder nominations must be made in writing to the Secretary of the Company in a timely fashion. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company no less than 30 days nor more than 60 days prior to the meeting to which such nomination relates; provided, however, that if less than 40 days' notice or prior public disclosure of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's written notice must set forth: (a) as to each person whom the stockholder proposes to nominate, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of the Company which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other reasonable information in order to determine the eligibility of such proposed nominee to serve as a director of the Company. The Nominating Committee took action twice during 1997.

     Compliance and Quality Assurance Committee. The Compliance and Quality Assurance Committee was established by the Board of Directors in February 1995. Initially in 1997, the Compliance and Quality Assurance Board consisted of Dr. Gail R. Wilensky (who resigned from the Board effective July 31, 1997) and Richard A. Fink. In September 1997, the Board of Directors appointed Messrs. Casey and Fink to the Compliance and Quality Assurance Committee. This committee is responsible for overseeing and ensuring Coram's compliance with applicable laws, regulations, and Coram's corporate code of conduct, as well as providing oversight of Coram's corporate compliance program as it relates to the conduct of its business to ensure that the standards of business, professional, legal and personal ethics are being met by Coram in the delivery of its services and products. The Compliance and Quality Assurance Committee met once during the fiscal year ended December 31, 1997.

     Executive Committee. The Executive Committee was established by the Board of Directors in September 1997, to have and be able to exercise when the Board of Directors of the Corporation are not in session all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation other than those as to which the Board of Directors is required to act as a whole under the Delaware General Corporation Law. The Executive Committee includes Donald J. Amaral, Richard A. Fink, Stephen G. Pagliuca and L. Peter Smith. The Executive Committee also has the power to review merger and acquisition proposals and make recommendations to the Board with respect to such proposals, and have such other powers as may lawfully be delegated to it by the Board of Directors, not in conflict with specific powers conferred by the Board of Directors upon any other committee thereof appointed by it, from time to time. The Executive Committee did not meet in 1997.

COMPLIANCE WITH SECTION 16

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Coram's directors, executive officers and persons who beneficially own greater than 10% of a registered class of Coram's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Based solely upon its review of copies of the Section 16 reports Coram has received and written representations from certain reporting persons, Coram believes that during its fiscal year ended December 31, 1997, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with these filing requirements, with the exception of the following: (i) Richard M. Smith inadvertently omitted disclosure of the repricing of options held by him in June 1997 on a Statement of Change in Beneficial Ownership on Form 4 and an Annual Statement of Changes in Beneficial Ownership on Form 5 and (ii) Joseph D. Smith inadvertently omitted disclosure of the ownership of 200 shares of the Company's common stock on the Initial Statement of Beneficial Ownership of Securities on Form 3 and inadvertently omitted disclosure of the acquisition of 12 shares of the Company's common stock in his 1997 Annual Statement of Changes in Beneficial Ownership.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the executive officers of Coram. The executive officers serve at the pleasure of the Board of Directors of Coram. Biographical information with respect to Donald J. Amaral is set forth under the caption "Information Concerning Nominees to the Board of Directors" above.

                 NAME                    AGE             POSITION(S) WITH CORAM
                 ----                    ---             ----------------------
Donald J. Amaral.......................  45    Chairman of the Board and Chief Executive
                                               Officer
Robert J. Mentzer......................  45    Senior Vice President, East
Paul J. Quiner.........................  38    Senior Vice President and General Counsel
Wendy L. Simpson.......................  49    Executive Vice President and Chief
                                               Financial Officer
Joseph D. Smith........................  39    President, Resource Network Division
Richard M. Smith.......................  38    President and Secretary
Christopher J. York....................  37    Chief Operating Officer, West

     Robert J. Mentzer has been Senior Vice President, East since March 1998. Previously, Mr. Mentzer served as Vice President, Sales -- East and Vice President, Sales -- Southeast since joining the Company in February 1997. From January 1996 to January 1997, Mr. Mentzer had served as Division Vice
President -- East for Nursefinders. He served as Vice President of Sales -- East from May 1994 to July 1995 and Region Vice President from April 1994 to May 1994. Mr. Mentzer served as General Manager for Abbey Healthcare Group, Inc. from November 1993 to April 1994.

     Paul J. Quiner has been Senior Vice President and General Counsel of Coram since March 1996. Mr. Quiner served as Assistant General Counsel from July 1994 through February 1996. From September 1992 to July 1994, Mr. Quiner served as Assistant General Counsel for T2 Medical, Inc. Previously, Mr. Quiner was a partner in the Atlanta and Washington D.C. law firm of Alston & Bird.

     Wendy L. Simpson has been Executive Vice President and Chief Financial Officer since March 1998. Previously, Ms. Simpson held the positions of Executive Vice President, Chief Operating Officer and Chief Financial Officer for Transitional Hospitals Corporation from July 1994 to July 1997. From March 1991 to June 1994, she was Chief Financial Officer and Principal of Weisman Taylor Simpson & Sabatino. Ms. Simpson also serves on the Board of Directors of LTC Properties, Inc., a real estate investment trust.

     Joseph D. Smith has been President, Resource Network Division, since March 1998. Prior to that time, Mr. Smith served as Chief Operating Officer -- East since December 1996. Preceding that and since the Company's inception, Mr. Smith served as Area Vice President -- Northeast. From 1993 until September 1994, Mr. Smith was the Eastern Area Vice President of H.M.S.S., Inc. a regional home infusion company acquired by Coram in September 1994.

     Richard M. Smith has been the President of Coram since December 1997 and has served as Secretary since July 1995. Mr. Smith also served as Chief Financial Officer from August 1995, prior to which time he served as Vice President, Tax and Treasury, from October 1994 to August 1995. From November 1993 to October 1994, Mr. Smith served as Vice President, Finance and Treasurer, and Assistant Secretary, for CoreSource, Inc., a health care company specializing in third party claims administration, workers compensation and integrated health delivery systems.

     Christopher J. York has been Chief Operating Officer, West since December 1996. Since the Company's inception, Mr. York had served as Area Vice President -- Midwest. From 1993 until Coram's inception, Mr. York was the Vice President of Sales and Operations of Medisys, Inc.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Fees for Board Service. Mr. Amaral, the only director who is also an employee, receives no additional compensation for service on the Board of Directors. Compensation of the other members of the Board of Directors is at the discretion of the Board. In addition to the reimbursement of out-of-pocket expenses relating to meeting attendance, non-employee directors of Coram were paid the following compensation for Board meetings attended during fiscal 1997.

Arne Alsin..................................................  $ 6,250
William Casey...............................................    5,500
James M. Sweeney............................................    9,750
Richard A. Fink.............................................   15,000
Andrew J. Nathanson.........................................    - 0 -
Stephen Pagliuca............................................   10,750
L. Peter Smith..............................................   13,000
Dr. Gail R. Wilensky........................................   10,000

     Outside Directors' Automatic Option Grant Program. Non-employee members of the Board of Directors participate in the Automatic Option Grant Program in effect under the 1994 Stock Option Plan. On the date of each annual meeting of Coram's stockholders, each individual who will continue to serve as a non-employee Board member will receive a non-statutory stock option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the automatic option grant date. Each individual who continued to serve as a non-employee Board member on September 16, 1997 received an automatic option grant under the program for 2,500 shares of Coram Common Stock at an exercise price of $4.9375 per share, the fair market value on such date. Additionally, each non-employee individual, upon being newly appointed or elected to Coram's Board of Directors, is automatically granted, at the time of such initial election or appointment, a non-statutory option to purchase 75,000 shares of Common Stock. In 1997, automatic options to purchase 75,000 shares relating to newly appointed/elected individuals were granted to (i) Mr. Alsin upon his appointment to the Board on August 4, 1997, at an exercise price of $4.3125 per share and (ii) Mr. Casey upon his election to the Board on September 16, 1997, at an exercise price of $4.9375 per share. With regard to the automatic non-statutory stock options for both the newly appointed/elected Board members and the continuing Board members, each option will be immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of Board service prior to vesting of such shares. These shares will vest in a series of equal monthly installments over twelve (12) months of Board service measured from the automatic option grant date. However, the shares subject to each automatic option grant under the 1994 Stock Option Plan will vest in full upon (i) the optionee's cessation of Board service due to death or disability, (ii) an acquisition of Coram by merger or asset sale or (iii) a change in control of Coram. Mr. Alsin's non-statutory option to purchase 75,000 shares of Common Stock was cancelled upon his resignation from the Board of Directors on December 18, 1997.

     Each automatic option granted to the non-employee Board members includes a limited stock appreciation right which will allow the optionee, upon the successful completion of a hostile tender offer for more than 50% of Coram's outstanding securities, to surrender that option to Coram, in return for a cash distribution in an amount per surrendered option share equal to the highest price per share of Coram Common Stock paid in the tender offer less the exercise price payable per share.

     On May 16, 1997, the Company's Board of Directors recognized that the exercise prices of certain stock options issued under the 1994 Stock Option Plan were significantly out of the money as a result of a substantial decline in Coram's stock price. To better incentivize and retain employees of the Company, options held by, among others, all non-director employees to purchase in the aggregate 2.8 million shares of the Company's common stock were reissued to reflect an exercise price of $2.625 per share, representing the fair market value of the Company's common stock on the date of such reissuance. See "Report on Repricing of Options/SARs."

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation earned by the Chief Executive Officer, the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers of the Company at the end of 1997 and one additional individual who would have been included among such four individuals had he been serving as an executive officer of the Company at the end of 1997 (collectively the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                               ANNUAL COMPENSATION                AWARDS
                                      --------------------------------------   -------------
                                                              OTHER ANNUAL     STOCK OPTIONS    ALL OTHER
NAME AND PRINCIPAL POSITION(6)  YEAR   SALARY     BONUS(2)   COMPENSATION(4)        (#)        COMPENSATION
------------------------------  ----  --------    --------   ---------------   -------------   ------------
Donald J. Amaral                1997  $623,076    $ 90,000       $    --           300,000       $    --
  Director, Chairman and        1996   600,000     600,000(8)          --               --            --
  Chief Executive Officer       1995   120,834(1)       --            --         2,200,000            --

Daniel L. Frank(3)              1997  $203,733    $570,000(3)     $    --          200,000(5)    $33,654(7)
  Former Lithotripsy            1996   158,333          --            --                --            --
  Division President

Paul J. Quiner                  1997  $185,000    $ 35,000       $    --           137,500(5)    $    --
  Senior Vice President         1996   180,270      83,750            --            25,000            --
  and General Counsel           1995   133,833      61,750            --            50,000            --

Joseph D. Smith                 1997  $235,809    $ 50,000       $    --           300,000(5)    $    --
  President, Resource           1996   148,425     116,750            --            25,000            --
  Network Division              1995   134,187      54,416            --            75,000            --

Richard M. Smith                1997  $252,732    $250,000       $    --           650,000(5)    $    --
  President and Secretary       1996   201,458     205,500            --                --            --
                                1995   145,178     156,250            --           300,000            --

Christopher J. York             1997  $235,809    $ 50,000       $    --           325,000(5)    $    --
  Chief Operating Officer,      1996   161,501     117,375            --            50,000            --
  West                          1995   136,354      69,375        30,120            75,000            --

---------------

(1) Mr. Amaral joined the Company in October 1995.

(2) Unless otherwise indicated, reflects performance, retention and discretionary bonuses paid in 1998, 1997, and 1996 for services rendered to the Company in 1997, 1996 and 1995, respectively.

(3) Mr. Frank joined the Company in March of 1996. The above reflects a bonus paid for services rendered to the Company in connection the Company's sale of substantially all its assets in the Lithotripsy division (the Lithotripsy Division") in 1997. Following the sale of the Lithotripsy Division in October 1997, Mr. Frank's employment as President of the Lithotripsy Division was terminated. See also "Employment Contracts, Termination of Employment and Change of Control Arrangements."

(4) Does not include perquisites aggregating in dollar value less than the lesser of $50,000 or 10% of the individual's annual salary and bonus reported for such individual for the year presented.

(5) Includes reissuance of certain stock options under the 1994 Stock Option Plan. See "Report on Repricing of Options/SARs" below.

(6) Unless otherwise indicated, see information above under captions "Board of Directors" and "Executive Officers" for employment history.

(7) The above reflects severance paid in 1997 in connection with Mr. Frank's termination of employment following the sale of substantially of all its assets in the Lithotripsy Division.

(8) In April 1997, fifty percent of Mr. Amaral's 1996 bonus was paid in cash and fifty percent was paid in shares of common stock of the Company based on the average closing price of the Company's common stock on the New York Stock Exchange in the 30-day period immediately preceding the issuance of such shares of common stock.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to each of the Named Executive Officers during the year ended December 31, 1997. In addition, in accordance with the rules of the Commission, there are shown hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF     % OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES     OPTIONS      EXERCISE                           PRICE APPRECIATION FOR
                             UNDERLYING    GRANTED TO     PRICE                                 OPTION TERM(1)
                              OPTIONS     EMPLOYEES IN     PER                          ------------------------------
NAME                          GRANTED     FISCAL YEAR     SHARE      EXPIRATION DATE     0%        5%          10%
----                         ----------   ------------   --------    ---------------    ----    --------    ----------
Donald J. Amaral...........   300,000        12.89%       $2.625      May 16, 2007      $ --    $495,255    $1,255,072
Daniel L. Frank............        --            --           --           --             --          --            --
Paul J. Quiner.............    62,500         2.68%        2.500      June 2, 2007        --      98,265       249,022
Joseph D. Smith............   150,000         6.44%        2.500      June 2, 2007        --     235,835       597,653
Richard M. Smith...........   125,000         5.37%        2.500      June 2, 2007        --     196,529       498,045
                              200,000         8.59%        3.125    December 17, 2007     --     393,059       996,089
Christopher J. York........   150,000         6.44%        2.500      June 2, 2007        --     235,835       597,653

---------------

(1) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the term of the option, subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises and Coram common stock holdings are dependent on the future performance of the Coram Common Stock and overall stock market conditions. Does not reflect changes in the market price of Coram Common Stock subsequent to December 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning the aggregate number of options exercised during the year ended December 31, 1997 by each of the Named Executive Officers and outstanding options held by each such officer at December 31, 1997. None of the Named Executive Officers exercised any stock appreciation rights during the 1997 fiscal year. No stock appreciation rights were held by the Named Executive Officers at the end of the 1997 fiscal year.

                                                                       NUMBER OF UNEXERCISED             IN-THE-MONEY
                                               SHARES                       OPTIONS AT                    OPTIONS AT
                                              ACQUIRED                   DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                                 ON       VALUE     ---------------------------   ---------------------------
NAME                                          EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                          --------   --------   -----------   -------------   -----------   -------------
Donald J. Amaral............................     --         --       1,466,653      1,033,347      $     --       $225,000
Daniel L. Frank ............................     --         --          87,500        112,500        65,625         84,375
Paul J. Quiner .............................     --         --          53,745         96,355        30,859         80,079
Joseph D. Smith.............................     --         --          83,839        216,161        62,879        180,871
Richard M. Smith............................     --         --         219,280        430,720       164,460        238,665
Christopher J. York.........................     --         --          93,734        231,266        70,300        192,200

---------------

(1) Value is determined by subtracting the exercise price from the closing price for the common stock as reported by the New York Stock Exchange on December 31, 1997 ($3.375) and multiplying the resulting number by the number of underlying shares of Common Stock. For the purpose of such calculation, the exercise price per share is the applicable exercise price as of December 31, 1997 and does not reflect market price changes subsequent to December 31, 1997.

REPORT ON REPRICING OF OPTIONS/SARS

     In May 1997, the Company's Board of Directors recognized that the exercise price of certain stock options issued under the 1994 Stock Option Plan were significantly out of the money as a result of a substantial decline in Coram's stock price. To better align such options with the current fair market value of Coram common stock, and thus better achieve the goal of aligning the interests of such executive officers with those of the Company's stockholders, options held by all employees (other than Donald J. Amaral) to purchase in the aggregate
2.8 million shares of the Company's common stock were reissued to reflect an exercise price of $2.625 per share, representing the fair market value of the Company's common stock on the date of such reissuance. See also "Compensation Committee's Report on Executive Compensation -- Repricing of Stock Options." The following table sets forth certain information concerning the repricing of stock options held by the Named Executive Officers since the inception of the Company in July 1994.

                                                       NUMBER                                                  OPTION TERM
                                                    OF SECURITIES    EXERCISE                                   REMAINING
                                       DATE          UNDERLYING       PRICE      MARKET PRICE                  AT DATE OF
                                        OF             OPTIONS      AT TIME OF    AT TIME OF    NEW EXERCISE    REPRICING
NAME                                 REPRICING        REPRICED      REPRICING     REPRICING        PRICE       (IN YEARS)
----                                 ---------      -------------   ----------   ------------   ------------   -----------
Daniel L. Frank................    May 16, 1997        200,000       $ 5.125        $2.625         $2.625         8.85

Paul J. Quiner.................  September 7, 1995      25,000        21.500         3.500          5.500         9.25
                                   May 16, 1997         25,000         5.500         2.625          2.625         7.75
                                   May 16, 1997         25,000         4.250         2.625          2.625         8.50
                                   May 16, 1997         25,000         5.125         2.625          2.625         8.85

Joseph D. Smith................  September 7, 1995      25,222        16.125         3.500          5.500         9.85
                                 September 7, 1995      24,778        16.125         3.500          5.500         9.85
                                   May 16, 1997         25,222         5.500         2.625          2.625         7.75
                                   May 16, 1997         24,778         5.500         2.625          2.625         7.50
                                   May 16, 1997         75,000         4.250         2.625          2.625         8.50
                                   May 16, 1997         25,000         3.875         2.625          2.625         9.25

Richard M. Smith...............  September 7, 1995      24,305        16.125         3.500          5.500         9.85
                                 September 7, 1995         695        16.125         3.500          5.500         9.85
                                   May 16, 1997         24,305        16.125         2.625          2.625         7.50
                                   May 16, 1997            695        16.125         2.625          2.625         7.50
                                   May 16, 1997        100,000         2.980         2.625          2.625         9.25
                                   May 16, 1997        200,000         4.250         2.625          2.625         8.50

Christopher J. York............  September 7, 1995      25,222        16.125         3.500          5.500         9.85
                                 September 7, 1995      24,778        16.125         3.500          5.500         9.85
                                   May 16, 1997         25,222         5.500         2.625          2.625         7.50
                                   May 16, 1997         24,778         5.500         2.625          2.625         7.50
                                   May 16, 1997         75,000         4.250         2.625          2.625         8.50
                                   May 16, 1997         25,000         5.125         2.625          2.625         9.00
                                   May 16, 1997         25,000         3.875         2.625          2.625         9.25

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     Except for those agreements outlined below, the Company does not presently have any employment contracts in effect with any of the Named Executive Officers.

     On October 13, 1995, Coram entered into an employment agreement with Donald
J. Amaral, for a three-year term commencing on such date, unless otherwise terminated in accordance with the terms thereof. The Company extended the agreement to Mr. Amaral to attract and retain his services in light of the downturn in the Company's business, and its uncertain prospects as he is considered critical to Coram's future success in the Company's turn-around period. Under the agreement, Mr. Amaral received a base salary of $600,000 per annum, and the right to receive a performance bonus based on the Company's reaching certain performance targets determined annually by the Compensation Committee. If Mr. Amaral's employment is terminated by the Company other than for cause or by Mr. Amaral in the event that the Company fails to comply with any material provision of the agreement, Mr. Amaral will be entitled to receive his base salary through the longer of (i) the remaining term of the agreement or (ii) twelve months, plus a bonus payable after the end of each of the Company's fiscal years thereafter through 1998 in an amount equal to the average bonus earned by Mr. Amaral during the employment period. Under the agreement, Mr. Amaral was also granted options to purchase 2,200,000 shares of Common Stock at $3.40 per share. The options will vest and become exercisable in three equal annual installments upon Mr. Amaral's completion of each year of service over the three-year period measured from the October 13, 1995 grant date. The options will immediately vest and become exercisable in full upon (i) a change in control of the Company; (ii) any termination by the Company of the employment agreement other than for cause;
(iii) any termination by Mr. Amaral as a result of a material breach of the employment agreement by the Company; or (iv) termination of the employment agreement as a result of Mr. Amaral's death or permanent disability. Mr. Amaral is also eligible to receive all other benefits generally made available to the Company's senior executives.

     In May 1997, the Board of Directors approved an increase of Mr. Amaral's base salary from $600,000 per annum to $650,000 per annum, the extension of the term of Mr. Amaral's employment agreement until May 15, 2000 and the granting to Mr. Amaral, as of June 2, 1997, of options to purchase an additional 300,000 shares of Coram Common Stock at a price of $2.625 per share. Subject to Mr. Amaral's continued employment with the Company, such options will vest and become exercisable in three equal annual installments on each of the first, second and third anniversaries of their grant date and will immediately vest and become exercisable in full upon the occurrence of any event resulting in the full vesting of the original options granted under the employment agreement. As of May 5, 1998, Mr. Amaral had not agreed to the foregoing extension of the term of his employment agreement.

     In September 1997, the Board of Directors approved certain contingent "success fees" payable to Mr. Amaral as part of his employment agreement as follows: (i) $1,000,000 upon the refinancing of the Company on terms acceptable to the Board of Directors. The refinancing fee is to be paid in two segments (a) $500,000 upon closing, and (b) $500,000 six months later provided that Mr. Amaral is still employed by the Company at that date; and (ii) $4,000,000 upon the sale of the Company on terms acceptable to the Board of Directors and approved by the Company's stockholders, which would be payable on the earlier of
(a) the first anniversary of the sale if Mr. Amaral remains employed by the Company or (b) involuntary termination, other than for cause, of Mr. Amaral following the sale of the Company. The Company expects that consummation of the transactions contemplated by the Securities Exchange Agreement will constitute a refinancing for the purpose of the foregoing.

     In December 1997, at Mr. Amaral's request, the Board of Directors adopted a resolution authorizing the payment of Mr. Amaral's salary, effective January 1, 1998, in shares of common stock of the Company with the number of shares issued representing a cash value of the monthly base salary subject to normal or required payroll deductions. The number of shares to be issued in payment of such salary is calculated based on a per share price equal to the lesser of (i) the closing price of the Company's common stock on the last business day of the month, or (ii) the average closing price of the Company's common stock during the thirty business days ending on the last business day of the month.

     Shares subject to options granted under the 1994 Stock Option Plan to the Company's Named Executive Officers will immediately vest in full upon (i) an acquisition of the Company by merger or asset sale in which such options are not to be assumed by the acquiring entity or, (ii) if such options are so assumed, the subsequent involuntary termination of the optionee's employment within eighteen months following such acquisition. In addition, the Compensation Committee, as the 1994 Stock Option Plan administrator, has the authority to provide for the accelerated vesting of the shares of the Company's common stock subject to outstanding options held by the Company's executive officers, or any unvested shares actually held by those individuals under the 1994 Stock Option Plan, in connection with a hostile take-over of the Company effected through a successful tender offer for more than 50% of the Company's outstanding securities or through a change in the majority of the Board as a result of one or more contested elections for Board membership or in the event such individual's employment were to be involuntarily terminated following such hostile take-over.

     In April 1997, the Board approved certain retention bonuses, change in control payments and minimum severance to the Named Executive Officers as follows:

                                             RETENTION        CHANGE IN           MINIMUM
                                             BONUS(1)     CONTROL PAYMENT(2)    SEVERANCE(3)
                                             ---------    ------------------    ------------
Daniel L. Frank(4).........................  $157,500          $210,000          12 months
Paul J. Quiner.............................   138,750           185,000          12 months
Joseph D. Smith............................   187,500           375,000          12 months
Richard M. Smith...........................   187,500           375,000          12 months
Christopher J. York........................   187,500           375,000          12 months

---------------

(1) Reflects retention bonuses due for active employment through December 31, 1998. Prior to December 31, 1998, retention bonus will be paid upon the earlier of (i) termination by the Company (other than for cause) on a prorated monthly basis or (ii) involuntary termination following a Change in Control.

(2) Reflects amount due following a Change in Control defined as (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale, transfer or other disposition of all or substantially all the assets of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of Coram's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

(3) Represents a minimum severance of twelve months of base salary, including health and welfare benefits, due upon termination by the Company (other than for cause) or involuntary termination following a Change in Control.

(4) In connection with the termination of Daniel Frank as the Company's Lithotripsy Division President in October 1997, the Company agreed to a salary continuation of twelve months. In addition, Mr. Frank's rights to a retention bonus and change of control payment were terminated.

     In connection with her terms of employment, Wendy L. Simpson is entitled to a minimum severance of twelve months of base salary.

     In December 1997, concurrent with his appointment as President of the Company, Mr. Richard M. Smith's retention bonus (effective July 1, 1999), change in control payments and minimum severance were revised as follows:

                                             RETENTION        CHANGE IN           MINIMUM
                                             BONUS(1)     CONTROL PAYMENT(2)    SEVERANCE(3)
                                             ---------    ------------------    ------------
Richard M. Smith...........................  $240,000          $480,000          24 months

---------------

(1) Reflects retention bonus due for active employment through June 30, 1999. Prior to June 30, 1999, retention bonus will be paid upon the earlier of (i) termination by the Company (other than for cause) on a prorated monthly basis or (ii) involuntary termination following a Change in Control.

(2) Reflects amount due following a Change in Control.

(3) Represents minimum severance, including health and welfare benefits, due upon termination by the Company (other than for cause) or involuntary termination following a Change in Control.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth as of March 31, 1998 (unless otherwise disclosed) the number of shares of outstanding Coram Common Stock beneficially owned by (i) each person known to Coram to be the owner of more than 5% of the outstanding Common Stock, (ii) each Director and each person nominated to become a Director of the Company, (iii) each of the Named Executive Officers and (iv) all Directors and executive officers of Coram as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Coram.

                                                                             PERCENTAGE OF
                                                                                SHARES
                NAME AND ADDRESS OF                  NUMBER OF SHARES OF    OF COMMON STOCK
                BENEFICIAL OWNER(1)                    COMMON STOCK(2)      OUTSTANDING(2)
                -------------------                  -------------------    ---------------
Donald J. Amaral...................................       1,666,837               3.31%
William J. Casey...................................           1,900                  *
Stephen A. Feinberg(4).............................              --                 --
Richard A. Fink....................................           6,666                  *
Stephen G. Pagliuca................................           6,666                  *
L. Peter Smith.....................................          36,747                  *
Daniel L. Frank....................................         108,333                  *
Paul J. Quiner.....................................          66,262                  *
Joseph D. Smith....................................          99,682                  *
Richard M. Smith...................................         242,713                  *
Christopher J. York................................         115,831                  *
All executive officers, directors and nominees for
  director, as a group (13 persons)................       2,351,637               4.61%
Fidelity Management(3).............................       4,027,427               9.05%

---------------

 *  Less than 1%

(1) Unless otherwise indicated, the address of each person named above is 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202.

(2) Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but not for purposes of computing the percentage of any other person. The aggregate ownership numbers presented include the following shares of common stock subject to options for the following persons: Mr. Amaral 1,566,653; Mr. Fink 6,666; Mr. Pagliuca 6,666; Mr. L. Peter Smith 6,666; Mr. Frank 108,333; Mr. Quiner 61,557; Mr. J. Smith 99,470; Mr. R.
    Smith 242,713; and Mr. York 111,970. Except as indicated by footnote, Coram has been advised that the persons and entity named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage computations are based on 48,803,214 shares of common stock outstanding as of March 31, 1998.

(3) Fidelity Management and Research Company ("Fidelity") reports sole voting power with respect to shares of common stock reported above. The information with respect to Fidelity is as of December 31, 1997 as reported by Fidelity to the Securities and Exchange Commission on Form 13G. The address of Fidelity is 82 Devonshire Street, Boston, MA 02109.

(4) Information reported above does not include approximately 13,487,267 shares issuable upon conversion of the Series B Notes to be issued to Cerberus Partners, L.P. pursuant to the Securities Exchange Agreement.

     There is no arrangement known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1997 through August 1997, the Compensation Committee was comprised of Richard A. Fink and Stephen G. Pagliuca. In September 1997, the Board appointed L. Peter Smith to the Compensation Committee to replace Mr. Fink. Messrs. Fink, L. Peter Smith and Pagliuca are non-employee directors of Coram who have not previously been in Coram's employ. Mr. Fink is a partner in a law firm that rendered various legal services to Coram in 1997. No executive officer of Coram serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Coram's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee sets the base salary of executive officers each fiscal year and approves the individual bonus programs to be in effect for those individuals. The Board of Directors has delegated to the Compensation Committee the authority to award stock options under the Coram Option Plan to Coram's executive officers and other key employees and may delegate authority with respect to other compensation issues from time to time. The following is a summary of the policies which governed our decisions concerning the compensation paid to Coram's executive officers for the fiscal year ended December 31, 1997, including the compensation reflected in the tables which appear elsewhere in this Proxy Statement, and have continued to govern such decisions during the current fiscal year except where noted.

  General Compensation Policy

     Introduction. Our major objectives for the 1997 fiscal year were to continue a compensation structure which would retain the services of those executive officers of Coram whom we identified as essential to the Company's long-term financial success and to attract additional executive officers to the Company. Accordingly, we developed a compensation policy with three principal objectives: (i) to maintain key executive compensation consistent with the healthcare industry, (ii) to offer base salary levels and annual incentive compensation sufficient to attract new executives and induce certain existing management to remain with the Company to continue to lead and participate in the Company's efforts and (iii) to provide an equity component in the form of stock option grants sufficient to strengthen the mutuality of interests between management and Coram's stockholders.

     Factors. The primary factors which we considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. We may, however, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years.

     - Base Salary. As indicated, the base salary of each executive officer for the 1997 fiscal year was based on salary levels we believed were necessary to retain and attract certain executive officers. On the basis of our knowledge of the alternate site health care industry and turn-around situations, we believe that these base salary levels are competitive with the companies with which Coram competes for executive talent. During 1997, we engaged Human Capital Services Practice Group of Arthur Andersen, Chicago to review our compensation program and through one or more external compensation surveys for the industry, have independently confirmed the specific percentiles at which the base salary levels in effect for Coram's executive officers stood in relation to other companies in the industry. We felt that the most appropriate vehicle to retain and attract executive officers and to contribute to Coram's financial success was to have a substantial portion of their total compensation package be in the form of the long-term equity component described below.

        Because it was not our intent for the 1997 fiscal year to target the base salary levels in effect for the executive officers at a designated percentile of the salary levels in effect for other companies in the alternate site health care industry, there is no meaningful correlation between Coram's salary levels and the rates of base salary in effect for those companies which are taken into account in the Industry Index utilized for purposes of the stock price performance graph which follows this report.

     - Annual Incentive Compensation. Incentive compensation is awarded based upon the Company's financial performance and improvement, as well as the Committee's recommendations regarding current position, specific accomplishments and personal performances of executive officers. All executive officers have the opportunity to earn cash awards. The Board of Directors believes that significant accomplishments have been made in the current year to stabilize the Company and form a foundation for the future. As a result, the Committee recommended discretionary awards for certain executive officers performance in the current fiscal year.

     - Long-Term Incentive Compensation. The option grants which we make under the 1994 Stock Option Plan to the executive officers are intended to advance our overall objective in subjecting a substantial portion of each officer's compensation package to Company performance measured in terms of stock price appreciation. Accordingly, the option grants were designed to align the interests of Coram's executive officers with those of the shareholders and provide each executive officer with a significant incentive to manage Coram from the perspective of an owner with an equity stake in the business. Each grant allows the executive officer to acquire shares of Coram Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). The option shares vest in periodic installments over a specified period (generally four years), contingent upon the executive officer's continued employment with Coram. Accordingly, the options will provide a return to the executive officer only if he or she remains with Coram, and then only if the price of Coram's Common Stock appreciates.

     The size of the option grant to each executive officer was set at a level which we felt was appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with Coram, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term.

     We have established certain general guidelines by which we seek to target a fixed number of unvested option shares for each executive officer based upon his or her current position with Coram and his or her potential for growth within Coram, i.e., future responsibilities and possible promotions over the option term. However, we do not strictly adhere to these guidelines in making stock option grants, and the relative weight which we give to the various factors varies from individual to individual, as the circumstances warrant.

     In light of the policies described above governing the Committee's actions, particularly our desire to induce existing management to remain with the Company, we have taken several actions during the current fiscal year to provide additional compensation to those officers playing a significant role in the Company's turn-around efforts and to better align certain officers equity compensation to the Company's current market position. Certain of the actions described below were based in part on recommendations made in the Compensation Review. This review was commissioned in connection with considerations raised following the termination of the proposed merger of the Company with Integrated Health Services, Inc. The use of the Compensation Review should not be considered indicative of a general change in the Board's policy regarding external compensation surveys.

     In April 1997, based on recommendations set forth in the Compensation Review and other relevant considerations, we awarded bonuses, in an aggregate amount of $709,000, to certain Coram officers in recognition of performance during the 1996 fiscal year. In June 1997, we approved certain retention bonuses in an aggregate amount of $1,749,750 payable to 13 key executives contingent on active employment with Coram though December 31, 1998, and minimum severance agreements of 6 months to 12 months. In addition, we approved change in control payments in the amount of $1,885,000 to 8 key executives payable the earlier of one year or upon involuntary termination following a change of control. Further, in June 1997, we awarded additional options to purchase an aggregate of 786,250 shares of Coram Common Stock to 12 key executives. Such options contain terms substantially similar to prior grants received by such officers, including vesting over a four-year period contingent upon continued employment with the Company.

  CEO Compensation

     Mr. Amaral's compensation was set pursuant to the terms of the employment agreement between Mr. Amaral and Coram entered into in October 1995. As disclosed in the Summary Compensation Table, Mr. Amaral received a bonus of $600,000 for services performed during fiscal 1996, 50% of which was paid in cash in April 1997 and 50% which was paid in shares of the Company's common stock. The amount of such bonus was determined pursuant to the terms of Mr. Amaral's employment agreement, based on the Company's exceeding certain EBITDA goals set by the Board of Directors for fiscal 1996. In March 1998, Mr. Amaral received a bonus of $90,000 for services performed during fiscal 1997.

     In May 1997, the Board of Directors approved an amendment to Mr. Amaral's agreement providing for, among other things, an increase in his base salary to $650,000 and an extension of the term of such agreement until May 2000. In approving the terms of such amendment we relied in part on an executive compensation review and recommendations prepared for Coram by the Human Capital Services Practice Group of Arthur Andersen (the "Compensation Review"). Other factors relevant to the Committee's approval of the amendment, in addition to the factors described above applicable to all executive officers, include the critical role Mr. Amaral has played in the Company's turnaround efforts and the Company's need to insure continuity in the chief executive officer position.

     In September 1997, the Board of Directors approved certain contingent "success fees" payable to Mr. Amaral as part of his employment agreement as follows: (i) $1,000,000 upon the refinancing of the Company on terms acceptable to the Board of Directors. The refinancing fee is to be paid in two segments (a) $500,000 upon closing, and (b) $500,000 six months later provided that Mr. Amaral is still employed by the Company at that date; and (ii) $4,000,000 upon the sale of the Company on terms acceptable to the Board of Directors and approved by the Company's stockholders, which would be payable on the earlier of
(a) the first anniversary of the sale if Mr. Amaral remains employed by the Company or (b) involuntary termination, other than for cause, of Mr. Amaral following the sale of the Company.

     In December, 1997, at Mr. Amaral's request, the Board of Directors adopted a resolution authorizing the payment of Mr. Amaral's salary, effective January 1, 1998, in shares of common stock of the Company with the number of shares issued representing a cash value of the monthly base salary subject to normal or required payroll deductions. The number of shares to be issued in payment of such salary is calculated based on a per share price equal to the lesser of (i) the closing price of the Company's common stock on the last business day of the month, or (ii) the average closing price of the Company's common stock during the thirty business days ending on the last business day of the month.

     See "Employment Contracts, Termination of Employment and Change of Control Arrangements" for a description of compensation relating to Mr. Amaral, including a description of an amendment to Mr. Amaral's employment agreement effective May 16, 1997 and the revision to Mr. Amaral's success fee in September, 1997.

  Repricing of Stock Options

     In May 1997, the Company's Board of Directors recognized that the exercise price of certain stock options issued under the 1994 Stock Option Plan were significantly out of the money as a result of a substantial decline in Coram's stock price. To better align such options with the current fair market value of Coram common stock, and thus better achieve the goal of aligning the interests of such executive officers with those of the Company's stockholders, options held by all employees (other than Donald J. Amaral) to purchase in the aggregate
2.8 million shares of the Company's common stock were reissued to reflect an exercise price of $2.625 per share, representing the fair market value of the Company's common stock on the date of such reissuance. See also "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" and "Report on Repricing of Options/SARs."

  Compliance with Internal Revenue Code Section 162(m)

     As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), Coram is allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation does not exceed $1 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance based. However, any payments that qualify as performance-based compensation are not taken into account for purposes of this limitation. On the basis of this distinction, the 1994 Stock Option Plan has been specifically designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify for performance-based treatment.

     We did not expect that the compensation to be paid to Coram's executive officers for the 1998 fiscal year would exceed the $1.0 million limit per officer as defined in Section 162(m). However, upon payment to Mr. Amaral of his success fee in respect of the refinancing of the Rollover Notes under the Securities Exchange Agreement, we expect that Mr. Amaral's compensation for fiscal 1998 would exceed such limit. While the Company has considered and intends to consider the provisions of Section 162(m) in connection with any performance based compensation, the Compensation Committee and the Board did not, and in the future does not necessarily, intend to structure compensation to avoid disallowance of any tax deductions in light of available tax deductions to the Company and the requirements imposed under Section 162(m) for compensation to be fully deductible by the Company for income tax purposes. In general, we will defer any decision on whether to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1.0 million limitation.

     The foregoing report has been submitted by the undersigned in our capacity as members of Coram's Compensation Committee.

                                            Stephen G. Pagliuca
                                            L. Peter Smith
                                            Richard A. Fink (member until
                                            September 1997)

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total stockholder returns assuming reinvestment of dividends for (i) Coram; (ii) the companies included in the Standard & Poor 500 Stock Index; and (iii) Apria Healthcare Group, Inc., Olsten Corporation, American Homepatient, Inc., and Option Care, Inc., which comprise the Company's Peer Group, for the period commencing July 11, 1994, the date the Common Stock was first publicly traded, through December 31, 1997. The stockholder returns are based upon an assumed $100 investment made on July 11, 1994 in each of four charted alternatives. The chart does not reflect changes in Coram's stock price subsequent to December 31, 1997.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
             AMONG CORAM HEALTHCARE CORPORATION, THE S&P 500 INDEX,
            THE DOW JONES HEALTH CARE PROVIDERS INDEX AND PEER GROUP

                                      CRH

                                                CORAM
        MEASUREMENT PERIOD                    HEALTHCARE
      (FISCAL YEAR COVERED)                     CORP           PEER GROUP         S & P 500
7/11/94                                          100               100               100
12/31/94                                         115               103               104
12/31/95                                          30               130               143
12/31/96                                          34                90               176
12/31/97                                          23                77               234

---------------

* Based on $100 invested on July 11, 1994 in stock or on June 30, 1994 in index -- including reinvestment of dividends. Fiscal year ending December 31, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Fink, a director of Coram since July 1994, is a partner in a law firm that rendered various legal services to Coram in 1997 and is continuing to render services in 1998.

     Mr. Nathanson, a director of Coram from December 1995 to May 1997, is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm that rendered various financial services to Coram in 1997. DLJ provided a $150.0 million bridge loan to Coram in April 1995 in connection with Coram's acquisition of certain assets of the home infusion business of Caremark, Inc and Caremark International, Inc. under a Securities Purchase Agreement and held the Rollover Note issued in connection therewith until May 1997, at which time DLJ sold the Rollover Note to Cerberus Partners, L.P. which subsequently sold partial interests therein to Goldman Sachs Credit Partners, L.P. and Foothill Capital Corporation. The Securities Purchase Agreement provided that DLJ had the right to appoint a director to Coram's Board of Directors if an event of default occurred and so long as it was continuing provided however, that the right terminated at such time that DLJ is no longer the holder of at least fifty percent of the aggregate principal amount of the outstanding bridge notes, which right expired upon the sale of the Rollover Note referenced above. Fees for financial advisory and investment banking services to DLJ approximated $6.5 million in 1995. On October 4, 1996, DLJ was engaged by Coram to act as a financial advisor to Coram in connection with the possible sale, merger, consolidation or other business combination involving Coram. By letter dated July 17, 1997, DLJ agreed to the termination of such engagement, together with all other prior engagement agreements between Coram and DLJ, effective upon payment by Coram of approximately $0.5 million to DLJ in reimbursement of out-of-pocket expense incurred by DLJ pursuant thereto. No other amounts have been paid, or are owed, to DLJ pursuant to such engagement.

     L. Peter Smith, a director of Coram since 1994, also serves on the Board of Directors of Sabratek Corporation, a manufacturer of medical devices. On February 26, 1997, the Company agreed to purchase up to $13.0 million of multi-therapy infusion pumps and related proprietary telemedicine technology from Sabratek Corporation. The pricing schedule applicable to the infusion pumps and related technology to be purchased was negotiated by certain of Coram's management after proposals from other manufacturers for comparable equipment had been solicited. Prior to entering into the agreement with Sabratek, the Company's clinical and operations staffs conducted field level trials and tests on infusion pumps made by several different manufacturers, including Sabratek. Under the purchase agreement, the Company purchased from Sabratek Corporation approximately $11.5 million in multi-therapy infusion pumps and $4.3 million in related equipment and supplies during 1997.

     Mr. Feinberg, a nominee for election to the Board of Directors, serves as General Partner for Cerberus Partners, L.P. which, together with Goldman Sachs Credit Partners, L.P. and Foothill Capital Corporation, are the holders of the Company's Subordinated Rollover Notes (the "Rollover Notes"). On June 2, 1997, the Company refinanced $150.0 million owed its lenders under its former senior credit facility (the "Senior Credit Facility") through a refinancing transaction with Goldman Sachs Credit Partners L.P. ("GSCP"). GSCP acquired the debt through an assignment from Chase Manhattan Bank and subsequently sold partial interests therein to Cerberus Partners, L.P. and Foothill Capital Corporation. As a result, the Company and GSCP entered into a Tenth Amendment to the Senior Credit Facility. The Tenth Amendment further extended the maturity date of the Senior Credit Facility, reinstated the Company's ability to borrow and repay loans under the revolving portion of the Senior Credit Facility, allowed the Company to make certain business acquisitions not previously permitted, modified interest rates and revised certain financial and other covenants. Interest was based on margins over certain domestic and foreign indices and was 9.25% as of December 31, 1997. In January 1998, the Company repaid in full all principal, interest and related fees totaling approximately $80.1 million due under the Senior Credit Facility and terminated such facility. In May 1998, the Company entered into the Securities Exchange Agreement with the holders of the Rollover Notes as more fully described under Proposal 2, Approval of Issuance of the Series B Convertible Notes, presented below. Pursuant to such Agreement, the holders of the securities issued thereunder have the right to nominate one member of the Board of Directors and have so nominated Mr. Feinberg.

                                   PROPOSAL 2

             APPROVAL OF ISSUANCE OF THE SERIES B CONVERTIBLE NOTES

GENERAL

     The Board of Directors has approved and the Company has entered into a Securities Exchange Agreement, dated May 6, 1998 (the "Securities Exchange Agreement") with the holders of the Rollover Note, Cerberus Partners, L.P., Goldman Sachs Credit Partners, L.P. and Foothill Capital Corporation (the "Noteholders"), providing for the cancellation of the Rollover Note, and the warrants to purchase up to 20% of the outstanding common stock issued or issuable in connection therewith, in exchange (the "Exchange") for the payment of $4.3 million in cash and the issuance by the Company to the Noteholders of
(i) $150 million in principal amount of Series A Senior Subordinated Unsecured Notes (the "Series A Notes") which will bear interest at the rate of 9 7/8% per annum (subject to adjustment in certain circumstances to as high as 11 1/8%) and
(ii) approximately $87.9 million in original principal amount of 8% Series B Senior Subordinated Convertible Notes (the "Series B Notes"). The Series B Notes are convertible by the holders thereof at any time and from time to time into shares of Common Stock. Under Rule 312.03 of the NYSE Listed Company Manual, the approval of the Company's stockholders is a prerequisite to, among other things, the issuance of securities convertible into shares in excess of 20% of the common stock outstanding (subject to certain inapplicable exceptions). If the full amount of the Series B Notes were converted into shares of Common Stock at the initial conversion price thereof, the total issuance of common stock would be approximately 37.5% of the number of shares of Common Stock outstanding upon conversion and approximately 60% of Common Stock currently outstanding. Therefore, under the NYSE rules, the issuance of the Series B Notes is subject to approval of the Company's stockholders.

THE SERIES B NOTES

     The term of the Series B Notes is ten years from the date of issuance. The Series B Notes bear interest at the rate of 8% of the outstanding principal amount per annum, payable quarterly in arrears in cash or through the issuance of additional Series B Notes at the election of the Company; principal is payable at maturity.

     The Series B Notes are convertible into shares of the Company's Common Stock at a conversion price (the "Conversion Price") initially equal to $3.00 per share, subject to downward reset to the prevailing market prices (calculated based on the average of the closing prices for each of the preceding 20 days) on each of April 13, 1999 and October 13, 1999. The Conversion Price also is subject to customary anti-dilution adjustments, including adjustments for sales of common stock (other than pursuant to existing obligations or employee benefit plans) at a price below the Conversion Price prevailing at the time of such sale. Cash will be issued in lieu of fractional shares upon conversion of the Series B Notes.

     The Series B Notes are redeemable, in whole or in part, at the option of the holders thereof in connection with any change of control of the Company (as defined in the Securities Exchange Agreement), if the Company ceases to hold and control certain interests in its significant subsidiaries, or upon the acquisition of the Company or certain of its subsidiaries by a third party. In such instances, the Series B Notes are so redeemable at 103% of the then outstanding principal amount plus accrued interest. The Series B Notes are also redeemable at the option of the holders thereof upon maturity of the Series A Notes at the outstanding principal amount thereof plus accrued interest.

     The exchange of the Rollover Note for the Series A Notes and the Series B Notes was determined by the Company Board of Directors to be necessary to avoid a default in respect of the payment of amounts aggregating approximately $78.2 million which otherwise would have become due and payable on March 31, 1998 on the Rollover Note, which amounts consist of previously deferred interest and fees, as well as accrued interest on the Rollover Note. In addition, the consummation of the Exchange will result in annual savings to the Company on interest expense of approximately $17.0 million due to lower interest rates on the Series A Notes and the Series B Notes compared to interest rates ranging from approximately 16.5% to 17.25% on the Rollover Note.

     If approved by the stockholders, the Series B Notes would be issued upon the closing of the Securities Exchange Agreement, which the Company anticipates will occur as soon as practicable following the Meeting and, in any event, on or prior to June 30, 1998.

     The approval of the issuance of the Conversion Shares upon conversion of the Series B Notes is a condition to the consummation of the Exchange. Even if such approval is obtained, there is no assurance that the other conditions to the consummation of the Exchange will be satisfied or waived by the Noteholders, or that the Exchange will be consummated. If the Exchange is not consummated on or prior to June 30, 1998, interest and deferred fees payable as of June 30, 1998 on the Rollover Notes of approximately $87.7 million in the aggregate will become immediately due. As of the date hereof, the Company does not have the financial resources needed to satisfy its obligations under the Rollover Notes which would arise on such date in such event.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS, HAVING DETERMINED THAT THE EXCHANGE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED ISSUANCE OF THE SERIES B NOTES.

                                   PROPOSAL 3

                     AUTHORIZATION TO APPROVE AN AMENDMENT
                         TO THE 1994 STOCK OPTION PLAN

     The Board of Directors recommends that the stockholders approve an amendment to the 1994 Stock Option Plan to increase the number of options to purchase shares of authorized Common Stock available for issuance thereunder from 7,600,000 to 10,000,000. As of March 31, 1998, 7,088,790 of the 7,600,000
shares of Common Stock authorized for issuance thereunder were subject to issued and outstanding options to purchase shares of Common Stock. As a result, the Company is left with an insufficient number of options of its Common Stock available to award to certain to the Company's officers and key employees to work towards the future growth of the Company and to retain such key personnel.

     The Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders that there be a greater number of shares of Common Stock available to grant to certain employees under the 1994 Stock Option Plan in order to give the Company the flexibility it needs to conduct its business and accommodate future growth by providing flexibility to incentivize officer and employee performance and to align more fully the interests of the Company's officers and employees with those of its stockholders. The Board of Directors believes that the current number of remaining available options will not provide sufficient flexibility for corporate action in the future.

     In addition, the approval of the Amendment will enable the Company to issue options (the "Replacement Options") to purchase 500,000 and 800,000 shares of Common Stock to Ms. Simpson and Mr. Amaral, respectively, in exchange for the cancellation of options to purchase such amounts previously granted to them outside of the Plan (the "Out-of-plan Options"). The exercise price, vesting schedule and other terms of the Replacement Options will be identical to those of the out-of-plan options they will replace. By issuing the Replacement Options in substitution of the Out-of-plan Options following approval of the Option Plan Amendment, the compensation reflected by such options will not be subject to the limitation under Section 162(m) of the Code.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE 1994 STOCK OPTION/STOCK ISSUANCE PLAN.

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP served as independent auditors of the Company for the years ended December 31, 1997, 1996, 1995 and 1994. Subject to stockholder ratification at the Annual Meeting, the Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. The affirmative vote of a majority of the shares of the Company's voting stock represented and voted at the Annual Meeting is required for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

     A representative of Ernst & Young LLP is expected to attend the Meeting. Ernst & Young LLP will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their discretion on such matters.

               ADDITIONAL INFORMATION; INCORPORATED BY REFERENCE

     The Company has enclosed with this Proxy Statement its 1998 Annual Report to Stockholders which includes therein the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission (the "Commission") on March 31, 1998 (the "1997 10-K"). The Consolidated Financial Statements of the Company included in the 1997 10-K and the Consolidated Financial Statements of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 as filed with the Commission on May 15, 1998, including in each case the Notes and Schedules thereto, are hereby incorporated by reference herein.

     The information contained in this Proxy Statement should be read together with the information incorporated by reference herein. This Proxy Statement incorporates by reference information which is not presented herein or delivered herewith. The document (other than exhibits to such document) is available without charge to any person, including any beneficial owner to whom this Proxy Statement is delivered, upon written or oral request. Requests for such document should be directed to Coram Healthcare Corporation, 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202, Attention: Richard M. Smith, telephone:
(303) 292-4973. In order to ensure timely delivery of the documents prior to the Meeting, any such request should be made by June 10, 1998.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Proposals for the 1999 Annual Meeting of Stockholders must be received by the Company not less than 30 days nor more than 60 days prior to the scheduled date of the meeting (or, if less than 40 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made) to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Coram Healthcare Corporation, 1125 Seventeenth Street, Suite 2100, Denver, Colorado 80202.

     Under Rule 14a-8 adopted by the Commission under the Exchange Act, proposals of stockholders, to be presented at the 1999 meeting of Stockholders, must be received in reasonable time before the solicitation of proxies relating thereto is made, must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

                         ANNUAL REPORT TO STOCKHOLDERS

     The 1997 Annual Report of the Company, as filed with the Commission, is being mailed to the stockholders with this Proxy Statement. The 1997 Annual Report is not to be considered part of the proxy soliciting material.

                                            CORAM HEALTHCARE CORPORATION

Denver, Colorado
May 21, 1998

                                     PROXY
                          CORAM HEALTHCARE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Stephen G. Pagliuca and Donald J. Amaral, or any of them, the proxies and attorneys-in-fact for the undersigned, with full power of substitution and revocation, to represent and vote on behalf of the undersigned, at the 1998 annual meeting of stockholders of Coram Healthcare Corporation (the "Company") to be held at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado on June 24, 1998, at 12:00 noon local time, and any adjournments or postponements thereof, all shares of the common stock, $.001 par value per share, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ITEMS 1, 2, 3 AND 4.

TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4.

1. ELECTION OF DIRECTORS

   NOMINEES: Donald J. Amaral, William J. Casey, Stephen A. Feinberg, Richard A. Fink, Stephen G. Pagliuca and L. Peter Smith.

     Authority to vote for any of the above named nominees may be withheld by striking out the name of such person(s) in the list above.
             [ ] FOR                                   [ ] WITHHELD

2. TO APPROVE THE PROPOSED ISSUANCE OF THE SERIES B NOTES, CONVERTIBLE INTO COMMON STOCK OF THE COMPANY, PURSUANT TO THE TERMS OF THE SECURITIES EXCHANGE AGREEMENT DATED MAY 6, 1998 AMONG THE COMPANY, CERBERUS PARTNERS, L.P., GOLDMAN SACHS CREDIT PARTNERS, L.P. AND FOOTHILL CAPITAL CORPORATION.

         [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

3. TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

         [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

       (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

4. ELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1998.
         [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

5. In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) as such proxies may select in the event that one or more of the nominees named in Item 1 above becomes unable to serve, and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The submission of this proxy if properly executed revokes all prior proxies given by the undersigned.

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

                                                 PLEASE SIGN EXACTLY AS NAME
                                                 APPEARS ON THIS CARD. WHEN
                                                 SHARES ARE HELD BY JOINT
                                                 TENANTS, BOTH SHOULD SIGN. WHEN
                                                 SIGNING AS ATTORNEY, EXECUTOR,
                                                 ADMINISTRATOR OR GUARDIAN,
                                                 PLEASE GIVE FULL TITLE AS SUCH.
                                                 IF A CORPORATION, PLEASE SIGN
                                                 IN FULL CORPORATE NAME BY
                                                 PRESIDENT OR OTHER AUTHORIZED
                                                 OFFICER. IF A PARTNERSHIP,
                                                 PLEASE SIGN IN PARTNERSHIP NAME
                                                 BY AUTHORIZED PERSON.

                                                 -------------------------------
                                                 SIGNATURE:         DATE:

                                                 -------------------------------
                                                 SIGNATURE:         DATE: